UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 17, 2018

LANNETT COMPANY, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NO. 001-31298

State of Delaware	23-0787699
(State of Incorporation)	(I.R.S. Employer I.D. No.)

9000 State Road

Philadelphia, PA  19136

(215) 333-9000

(Address of principal executive offices and telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this Chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06              Material Impairments

As a result of the nonrenewal of the exclusive distribution agreement with Jerome Stevens Pharmaceuticals (“JSP”), as more fully discussed in Item 8.01 below, Lannett Company, Inc. (the “Company”) has determined that such nonrenewal represents a “triggering event” under United States Generally Accepted Accounting Principles (US GAAP) and, accordingly, will perform an analysis to determine the potential for impairment of goodwill and certain long-lived assets of the Company in the first quarter of fiscal 2019.  As of June 30, 2018, the carrying value of goodwill was $339.6 million. The Company believes that its impairment assessment will likely result in a material impairment of the Company’s goodwill; however, at this time the Company cannot estimate an amount or range of amounts for such impairment.  Any impairment would result in a noncash charge to earnings in the first quarter of fiscal 2019.

Item 8.01              Other Events

After the close of business on August 17, 2018, JSP notified the Company that JSP will not extend or renew the exclusive distribution agreement between JSP and the Company, pursuant to which the Company distributes Butalbital, Aspirin, Caffeine with Codeine Phosphate Capsules USP, Digoxin Tablets USP and Levothyroxine Sodium Tablets USP, when the current term of the exclusive distribution agreement expires on March 23, 2019. Net sales of JSP products totaled $253.1 million in fiscal year 2018.  Of that amount, Levothyroxine Sodium Tablets USP net sales totaled $245.9 million, with gross margins of approximately 60%, in fiscal year 2018.

Item 9.01              Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description

99.1	August 20, 2018 Press Release

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LANNETT COMPANY

By:	/s/ Samuel H. Israel
Chief Legal Officer and General Counsel
Date: August 23, 2018

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